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                                                                     Exhibit 2.6

                           PURCHASE AND SALE AGREEMENT

         THIS PURCHASE AND SALE AGREEMENT (this "Agreement") is dated as of May 1, 2003, by and between MID-ISLAND PROPERTIES, INC., a Pennsylvania corporation ("Buyer"), and PREIT ASSOCIATES, L.P., a Delaware limited partnership ("Seller" or "PREIT LP").


                                   BACKGROUND


         Seller owns a fifty percent (50%) general partnership interest (the "Partnership Interests") in Cambridge Apartments, a Pennsylvania general partnership (the "Partnership"). Buyer owns the remaining fifty percent (50%) general partnership interest in the Partnership. The Partnership was formed pursuant to that certain Partnership Agreement Cambridge Apartments, dated June 13, 1967, by and between Murray M. Eisman and Pennsylvania Real Estate Investment Trust ("PREIT"), as amended by Supplement I to Partnership Agreement, dated April 10, 1970, by and among PREIT, Mid-Island Properties, Inc., Morris A. Kravitz and Murray M. Eisman; Supplement II to Partnership Agreement, dated October 13, 1970, by and among PREIT, Mid-Island Properties, Inc., Morris A. Kravitz and Murray M. Eisman; Supplement III to Partnership Agreement, dated September 22, 1971, by and between PREIT and Mid-Island Properties, Inc.; Amendment to Partnership Agreement of Cambridge Apartments, dated March 1, 1988, by and between PREIT and Mid-Island Properties, Inc.; Fifth Amendment to Partnership Agreement, dated January 1, 1996, by and between PREIT and Mid-Island Properties, Inc.; and the Assignment of Partnership Interest Acceptance of Assignment and Agreement to be Bound, dated September 30, 1997, by and between PREIT and PREIT LP (together, the "Partnership Agreement"). The Partnership Agreement is hereby incorporated herein by this reference. All defined terms in the Partnership Agreement shall, unless otherwise expressly provided herein, have the same meanings in this Agreement as are ascribed to them in the Partnership Agreement.

         The Partnership owns that certain apartment complex more commonly known as Cambridge Hall Apartments, located in West Chester, Pennsylvania (the "Building"). The Building is located on the real property (the "Parcel") more particularly described on Exhibit A. The improvements (inclusive of the Building) constructed on the Parcel are referred to as the "Improvements." The Parcel, together with the Improvements located thereon shall be referred to as the "Property." The Property is encumbered by a first mortgage loan (the "Mortgage Loan") from Green Park Financial Limited Partnership (the "Lender") pursuant to loan documents (the "Loan Documents") listed on Exhibit B hereto. The unpaid principal balance of the Mortgage Loan as of December 31, 2002 is $5,085,000.00.

         Buyer desires to buy the Partnership Interests from Seller and Seller desires to sell the Partnership Interests to Buyer, all on the terms and subject to the conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

         1. Sale and Purchase of Partnership Interests. Upon the terms and subject to the conditions set forth in this Agreement, upon closing under this Agreement (the "Closing"), Seller will sell, assign, transfer and convey the Partnership Interests to Buyer without recourse, representation or warranty of any kind except as expressly set forth in this Agreement and in the instruments of conveyance, and Buyer will assume, purchase and acquire the Partnership Interests from Seller.


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         2. Purchase Price. The purchase price for the Partnership Interests
(the "Purchase Price") shall be Six Million Seven Hundred Twenty-Two Thousand Six Hundred Dollars ($6,722,600.00), and shall be paid as follows:

                  (a) Deposit. Two Hundred Forty Thousand Ninety-Two and 85/100 Dollars ($240,092.85) has been sent by bank wire transfer of immediately available funds to PREIT. All such funds will be referred to herein as the "Deposit". The Deposit shall, at Closing, be applied against the Purchase Price. The Deposit shall be non-refundable except as expressly provided in this Agreement.

                  (b) Mortgage Loan. At Closing, Buyer will be credited against the Purchase Price for the Partnership Interests, an amount equal to fifty percent (50%) of the then principal balance of the Mortgage Loan.

                  (c) Balance of Purchase Price. The balance of the Purchase Price, subject to adjustments, shall be paid to Seller at Closing by wire transfer of immediately available funds.

                  (d) No Further Adjustment. Paragraph 2(f) of that certain Purchase and Sale Agreement by and between PREIT LP, et al., as seller, and MPM Acquisition Corp., as buyer, dated as of March 3, 2003 (the "MPM Agreement") (a copy of which Buyer acknowledges having received and reviewed) provides for, inter alia, an adjustment in the purchase rice thereunder "[i]n the event the aggregate Net Operating Income shown on the revised financial statement for the Properties for the twelve (12) months ending December 31, 2002...is less than the aggregate Net Operating Income shown in the projected financial statement for the Properties for such period captioned `2002 Multifamily Portfolio Roll-Up, 11 month Actual and December Forecast' ... by more than 1%", all as such terms are defined in the MPM Agreement. Seller represents and warrants to Buyer, that solely with respect to the Property, the aggregate Net Operating Income (as defined in the MPM Agreement) with respect to the twelve (12) months ending December 31, 2002, is not less than the aggregate Net Operating Income (as defined in the MPM Agreement) shown in the projected financial statements for the Property for such period captioned "2002 Multifamily Portfolio Roll-Up, 11 month Actual and December Forecast" (attached hereto as Schedule 6(a)(i)(F)) by more than 1% and based upon such representation there shall be no adjustment to the Purchase Price hereunder as a result thereof.

         3. Apportionments. At Closing, the following apportionments required hereunder shall be prorated as of 11:59 p.m. on the day prior to the Closing
Date:

                  (a) Transfer Taxes. If any realty transfer taxes are due in connection with the transactions contemplated hereby, each party shall be responsible for one-half (1/2) thereof.

                  (b) Mortgage Loan. Interest on the Mortgage Loan will be apportioned in accordance with the method by which interest is calculated under the Mortgage Loan, e.g., if interest is payable on the related mortgage loan on the basis of twelve, 30 day months, it shall be apportioned between Buyer and Seller on such basis. Seller shall be credited for one-half of any deposits (other than security deposits), escrows or reserves required to be maintained by Lender (as hereinafter defined) under the Mortgage Loan.

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                  (c) Rents. All collected rents and other payments from tenants under the leases with respect to the Property (the "Leases") shall be prorated between Seller and Buyer. Seller shall be entitled to fifty percent (50%) of all rents, charges, and other revenue of any kind attributable to any period under the Leases prior to but not including the Closing Date. Rents and expense escalations or other reimbursements due Partnership, as landlord under the Leases, not collected as of the Closing Date shall not be prorated at the time of Closing, but for a period of ninety (90) days after the Closing Date the Partnership and Buyer shall make a good faith effort to collect the same on Seller's behalf and to tender Seller fifty percent (50%) of any amounts collected upon receipt (and attributable to the period of time up to but not including the Closing Date)(which obligation shall survive the Closing); provided, however, that all rents, escalations and other reimbursements due landlord under the Leases collected by Buyer and/or the Partnership on or after the Closing Date shall first be applied to all amounts due under the Leases at the time of collection (i.e., current rents and sums due Buyer and/or the Partnership, as landlord) with the balance (if any) payable to Seller (prorated as aforesaid), to be applied in reverse chronological order of the date on which same became due. Such collection efforts by Buyer and/or Partnership shall exclude (unless Buyer and/or the Partnership elects in its sole discretion) enforcement in courts of law or equity or threats of such enforcement.

                  (d) Operating Expenses. Operating Expenses of the Property shall be prorated between Buyer and Seller, with Seller being responsible for fifty percent (50%) of accrued and unpaid liabilities and being credited for fifty percent (50%) of all prepaid expenses attributable to the period of time up to but not including the Closing Date.

                  (e) Taxes. Real estate and personal property taxes shall be prorated for the calendar year or fiscal year, as the case may be, for which such taxes are assessed. Such proration shall be calculated based upon the actual number of days in such calendar year or fiscal year, as the case may be, with Seller and Buyer each being responsible for one-half of that portion of such calendar or fiscal year occurring prior to midnight of the day prior to the Closing Date and Buyer being responsible for that portion of such calendar or fiscal year occurring on and after the Closing Date. All prorations shall be based upon the actual tax assessed. If the real estate and/or personal property tax rate and assessments have not been set for the calendar or fiscal year in which the Closing occurs, then the proration of such taxes shall be based upon the rate and assessments for the preceding calendar or fiscal year, and such proration shall be adjusted between Seller and Buyer upon presentation of written evidence that the actual taxes paid for the calendar or fiscal year in which the Closing occurs differ from the amounts used at Closing in accordance with the provisions of Section 3(g). Seller and Buyer shall each be responsible for one-half of all installments of special assessments due and payable prior to the Closing Date and Buyer shall be responsible for all installments of special assessments due and payable on and after the Closing Date; provided, however, that Seller shall not be responsible for any installments of special assessments which have not been finally assessed (even if Seller shall have received notice that such an assessment is contemplated) or which relate to projects that have not been completed on the Closing Date.

                  (f) Other Adjustments. Adjustments pursuant to Closing under this Agreement shall not include security deposits, if any, held by the Partnership under the Leases (which will continue to be held by the Partnership) but shall include, inter alia, credits to Seller for fifty percent (50%) of bank balances held by the Partnership (except to the extent such bank balances include items, such as current rents or the like that are adjusted between the parties in accordance with this Agreement), utility and other deposits posted by the Partnership, any reserves held by the Lender and revenue from other sources other than the Leases (such as laundry room vending contracts).

                  (g) Delayed Adjustments. If at any time following the Closing Date, any adjustment under any subsection of this Section 3 shall prove to be incorrect (whether as a result in an error in calculation or a lack of complete and accurate information as of the Closing), the party in whose favor the error was made shall promptly pay to the other party the sum necessary to correct such error upon receipt of proof of such error, provided that such proof is delivered to the party from whom payment is requested within one (1) year after the Closing Date for all adjustments. The provisions of this Section 3(g) shall survive the Closing.

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                  (h) Attorney's Fees. Buyer and Seller shall each be
responsible for paying the fees and expenses of their own attorneys, consultants and other professionals in connection with this transaction.

         4. Buyer's Inspections and Closing Date.

                  (a) Buyer's Inspections. Buyer acknowledges and agrees that as fifty (50%) percent owner of the partnership interests of the Partnership, Buyer is intimately familiar with the value, and the environmental, physical and other conditions of the Property and expressly waives Buyer's right to make any investigations with respect to the Property or Partnership Interests except as specifically hereinafter provided.

                  (b) Closing. Closing shall take place at the offices of Drinker Biddle & Reath LLP, One Logan Square, 18th & Cherry Streets, Philadelphia, Pennsylvania 19107-3496, at 10:00 A.M. on the date hereof (the "Closing Date").

         5. Title.

                  (a) It shall be a condition to Buyer's obligation to close hereunder (which condition may be waived in whole or in part by Buyer) that title to the Property shall be good and marketable, insurable by Fidelity National Title Insurance Company ("Title Company") at regular rates in the amount of the Purchase Price, insuring that fee simple title thereto is vested in the Partnership, subject only to the Permitted Exceptions (as hereinafter defined), and that Title Company shall agree to issue at the filed rates, or rates otherwise customarily charged therefor, a non-imputation endorsement to the existing title policy for the Property.

                  (b) Buyer has previously been delivered a title commitment (the "Commitment") issued by the Title Company with respect to the Property, has reviewed the same and has no objections thereto.

                  (c) Buyer has previously been delivered a survey (a "Survey") for the Property, has reviewed the same and has no objection thereto.

         6. Representations and Warranties.

                  (a) (i) Seller represents and warrants to Buyer as follows:

                          A. Seller is duly formed and validly existing under
the laws of the state of its formation and qualified to conduct business under the laws of the state in which the Property is located.

                          B. Seller has the full legal right, power and
authority to execute and deliver this Agreement and all documents now or hereafter to be executed by Seller pursuant to this Agreement (collectively, the "Seller's Documents"), to consummate the transaction contemplated hereby, and to perform its obligations hereunder and under Seller's Documents.

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                          C. This Agreement and Seller's Documents have been
duly authorized by all requisite action on the part of Seller, and are the valid and legally binding obligations of Seller, enforceable in accordance with their respective terms subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, fraudulent conveyance and similar laws affecting the enforcement of contractual obligations.

                          D. INTENTIONALLY DELETED

                          E. Seller has not pledged, assigned, transferred or
otherwise encumbered the Partnership Interests, and Seller owns the Partnership Interests free and clear of any liens, claims or encumbrances.

                          F. Attached hereto as Schedule 6(a)(i)(F) are true and
correct copies of: "Blue Book Income Statements as of December 31, 2001" (2001 Financial Statements") and "2002 Multifamily Portfolio Roll-Up--11 Month Actual and December Forecast" "Management Costs Allocated to Properties, 11 Months Actual and December Forecast" and "Comparison of Annualized November Max Rents and Forecasted Max Rents for 2002, from Monthly NOI Comparison Report - 11 Month 2002 Actuals and Forecast for December" (collectively, the "2002 Financial Statements"). The 2001 Financial Statements and the 2002 Financial Statements are collectively referred to herein as the "Financial Statements." The 2002 Financial Statements were prepared from PREIT's "Blue Book Income Statements" for September 30, 2002, with monthly reports for October and November 2002, and a forecast for December 2002. The Financial Statements were prepared in accordance with PREIT's standard accounting policies and practices and the Financial Statements fairly present the results of operations and the information they purport to present for the periods involved. Seller shall endeavor, upon final preparation thereof, to deliver to Buyer a statement of Net Operating Income for the twelve (12) months ending December 31, 2002 with respect to the Property, which shall be prepared from PREIT's "Blue Book Income Statements" for December 31, 2002 in accordance with PREIT's standard accounting policies and practices, consistently applied throughout 2001 and 2002, and which will fairly present the results of operations for the periods involved (the "2002 NOI Statement").

                          G. The rent roll and delinquency reports attached
hereto as Schedule 6(a)(i)(G) are accurate, complete and correct in all material respects as of the date thereof and there are no written or material oral leases or tenancies or other occupancy arrangements of any kind or nature whatsoever affecting the Property, other than as shown on the rent roll identified on
Schedule 6(a)(i)(G), as the same may have changed in the ordinary course of business in accordance with Section 11.

                          H. INTENTIONALLY DELETED

                          I. INTENTIONALLY DELETED

                          J. Schedule 6(a)(i)(J) lists all material service
contracts, and other contracts affecting the Property (collectively, "Service Contracts") which will be binding upon Buyer and/or the Partnership after the Closing. To Seller's knowledge, each Service Contract is in full force and effect and, to Seller's knowledge, no default exists thereunder.

                          K. Except as set forth in Section 7, there are no
employees of Seller or any affiliate of any Seller with respect to the operation and management of the Property and no employee benefit plans for which Buyer will be responsible on or after the Closing Date. To Seller's knowledge, solely during that period of time Seller has been acting as manager of the Property, Seller has complied with all such plans and contracts in all material respects.

                                      -5-
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                          L. Except as set forth on Schedule 6(a)(i)(L), there
are no pending actions, suits, proceedings or investigations to which Seller is a party before any court or other governmental authority with respect to (i) the Partnership Interests, which may have a material adverse impact on the transactions contemplated hereby or (ii) to Seller's knowledge, the Property, which may have a material adverse impact on the transactions contemplated hereby.

                          M. To Seller's knowledge, there are no pending
condemnation proceedings affecting all or any portion of any Property and Seller has not received, solely during that period of time Seller has been acting as manager of the Property, any written notice from any condemning authority threatening a condemnation proceeding that would affect all or any portion of the Property, except as set forth in Schedule 6(a)(i)(M).

                          N. Solely during that period of time Seller has been
acting as manager of the Property, Seller has not received written notice from any governmental authority with respect to a violation of any applicable laws, rules, ordinances, codes, regulations orders or requirements of applicable governmental authorities (collectively, the "Laws") at the Property which has not been cured except as set forth in Schedule 6(a)(i)(N). Except as set forth in Schedule 6(a)(i)(N), solely during that period of time Seller has been acting as manager of the Property, Seller has not received written notice of any pending or (to Seller's knowledge) threatened judicial or administrative action by adjacent landowners or other persons or with respect to any easements or other recorded instruments encumbering any Property.

                          O. Solely during that period of time Seller has been
acting as manager of the Property, Seller has not received: any summons, citation, directive, notice of violation, letter, or other related communication from the United States Environmental Protection Agency or State Department of Environmental Protection or other governmental body responsible for administering or enforcing environmental Laws relating to the Property or written notice of pending requests for information or inquiries from any governmental authority or any investigations, actions, suits, claims, or proceedings relating to Hazardous Materials in or on the Property. Solely during that period of time Seller has been acting as manager of the Property, to Seller's knowledge (which knowledge shall, solely for the purposes of this subsection (O), be based on the assumption that the Designated Employees have no specialized knowledge about Hazardous Materials and their proper production, deposit, generation, transportation, storage, treatment, or disposal under applicable Law) and except as disclosed in any environmental report provided to or obtained by Buyer relating to the Property, the Property has not been used for the production, deposit, generation, transportation, storage, treatment, or disposal of any Hazardous Materials contrary to applicable Laws, and no Hazardous Materials were stored at or disposed of on, in, or at the Property contrary to applicable Laws. For purposes of this Agreement, the term "Hazardous Material" shall mean any substance, chemical, waste or material that is or becomes regulated by any federal, state or local governmental authority because of its toxicity, infectiousness, radioactivity, explosiveness, ignitability, corrosiveness or reactivity, including, without limitation, asbestos, polychlorinated biphenyls, flammable explosives, oil, petroleum or any refined petroleum product.

                          P. Solely during that period of time Seller has been
acting as manager of the Property, Seller, as manager of the Property, has not instituted any tax appeals with respect to the Property.

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                          Q. As of December 31, 2002, the principal amount
outstanding on the Mortgage Loan was $5,085,000.

                          R. Except pursuant to the MGM Agreement, Seller has
not entered into any other agreement to sell the Partnership Interests.

                          S. Seller has not (1) commenced a voluntary case, or
had entered against it a petition, for relief under any federal bankruptcy act or any similar petition, order or decree under any federal or state law or statute relative to bankruptcy, insolvency or other relief for debtors, (2) caused, suffered or consented to the appointment of a receiver, buyer, administrator, conservator, liquidator, or similar official in any federal, state, or foreign judicial or non-judicial proceeding, to hold, administer and/or liquidate all or substantially all of its assets, or (3) made an assignment for the benefit of creditors.

                          T. Schedule 6(a)(i)(T) summarizes the relevant
provisions of the insurance policies carried by the Partnership on or with respect to the Property. As of the date of this Agreement, such policies are in full force and effect.

                          U. Aside from the Partnership Agreement, Schedules
6(a)(i)(G) and 6(a)(I)(J) and Exhibit B list all material contractual obligations of the Partnership or Seller that will be binding upon the Partnership or Buyer following Closing, except for Service Contracts entered into in the ordinary course of business in accordance with Section 11 between the date hereof and the Closing Date;

                          V. The balance sheets of the Partnership listed in
Schedule 6(a)(i)(V) are true, correct and complete in all material respects as of the respective dates thereof.

                          W. Solely during that period of time Seller has been
acting as manager of the Property, Seller has not received any written notice of any special assessment to be levied against any Property.

                          X. Seller is not a foreign person as defined in
Section 1445 of the Internal Revenue Code of 1986, as amended.

                      (ii) As used in this Agreement, the words "Seller's knowledge" or words of similar import shall be deemed to mean, and shall be limited to, the actual (as distinguished from implied, imputed or constructive) knowledge of Raymond Trost and Jeffrey A. Linn (the "Designated Employees"), without any duty of inquiry or investigation, and shall not be construed to refer to the knowledge of any other officer, agent or employee of Seller or any affiliates thereof. Seller represents and warrants that the Designated Employees are the employees who are primarily responsible for the Property and who possess relevant knowledge pertaining to the Property and the representations and warranties contained herein. There shall be no personal liability on the part of the Designated Employees arising out of any representations or warranties made herein.

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                      (iii) If, at or prior to the Closing, Buyer shall become
actually aware (as opposed to implied, constructive or imputed awareness) that any representation or warranty herein made by Seller is untrue, inaccurate or incorrect in any material respect and Buyer nevertheless proceeds to closing, Buyer shall be deemed to have waived the same. If, at or prior to the Closing, Seller obtains knowledge that a representation or warranty herein made by Seller is untrue, inaccurate or incorrect in any material respect, Seller shall give written notice to Buyer thereof promptly upon becoming aware thereof. If any such representation or warranty is either (1) immaterial or (2) material but not materially untrue, inaccurate or incorrect, and is not cured or corrected by Seller on or before the Closing Date, Buyer shall nevertheless be deemed to, and shall, waive such misrepresentation or breach of warranty and shall consummate the transactions contemplated hereby without any reduction of or credit against the Purchase Price. If any such representation or warranty is both (1) material and (2) materially untrue, inaccurate or incorrect, and is not cured or corrected by Seller on or before the Closing Date, then Buyer, as its sole remedy for any and all such materially untrue, inaccurate or incorrect material representations or warranties, shall elect either (x) to waive such misrepresentations or breaches of warranties and consummate the transactions contemplated hereby without any reduction of or credit against the Purchase Price, or (y) to terminate this Agreement by notice promptly given to Seller, in which event this Agreement shall be terminated and neither party shall have any further rights, obligations or liabilities hereunder, except for those obligations that are expressly stated to survive the termination of this Agreement (the "Surviving Obligations"), and except that Buyer shall be entitled to a return of the Deposit if this Agreement is terminated. Buyer acknowledges and agrees that (x) at or prior to the Closing, Buyer's rights and remedies in the event any of Seller's representations or warranties made in this Agreement are untrue, inaccurate or incorrect shall be only as provided in this Section 6(a)(iii), and (y) if the Closing does not occur, Buyer hereby expressly waives, relinquishes and releases all other rights or remedies available to it at law, in equity or otherwise (including, without limitation, the right to seek damages from Seller) as a result of any of Seller's representations or warranties made in this Agreement being untrue, inaccurate or incorrect.

                      (iv) In the event the Closing occurs:

                          A. Notwithstanding anything contained in Section
6(a)(iii) or elsewhere in this Agreement to the contrary, Buyer hereby expressly waives, relinquishes and releases any right or remedy available to it at law, in equity or under this Agreement to make a claim against Seller for damages that Buyer may incur, or to rescind this Agreement and the transactions contemplated hereby, as the result of any of Seller's representations or warranties being untrue, inaccurate or incorrect if (1) Buyer actually knew (as opposed to implied, constructive or imputed knowledge) that such representation or warranty was untrue, inaccurate or incorrect at the time of the Closing and Buyer nevertheless closes hereunder, or (2) Buyer's damages that result from all of such representation(s) or warranty(ies) of Seller made in this Agreement that are untrue, inaccurate or incorrect are less than (exclusive of the damages sustained by Buyer, if any, pursuant to a breach of warranty or misrepresentation made by Seller pursuant to Section 2(d)), Eight Thousand Dollars ($8,000) in the aggregate.

                          B. Notwithstanding anything contained herein to the
contrary, if the Closing shall have occurred and to the extent Buyer shall not have waived, relinquished and released all rights or remedies available to it at law, in equity or otherwise as provided hereunder, the aggregate liability of Seller arising pursuant to or in connection with the representations, warranties, covenants and other obligations (whether express or implied) of Seller in this Agreement and/or the Seller's Documents shall not exceed (exclusive of the damages sustained by Buyer, if any, pursuant to a breach or warranty or misrepresentation made by Seller pursuant to Section 2(d)), Two Hundred and Forty Thousand Dollars ($240,000) in the aggregate.

                          C. Notwithstanding anything herein to the contrary, in
the event of a misrepresentation or breach of warranty contained Section 2(d), the maximum liability of Seller arising pursuant to or in connection therewith shall not exceed, and the amount of damages shall be calculated based upon, the amount by which the Purchase Price of the Property would have been reduced pursuant to the terms of the MPM Agreement (i.e. based upon a capitilization rate of 7.95%),

                      The provisions of this Section 6(a)(iv) shall survive the Closing.


                      (v) The representations and warranties of Seller set forth in this Agreement shall be true, accurate and correct in all material respects upon the execution of this Agreement and shall be deemed to be repeated on and as of the Closing Date, it being understood that such items, including but not limited to rent rolls, delinquency reports and financial statements (including the items delivered pursuant to Section 6(a)(i)(F)) bearing a specific date, are accurate as of such date only. The representations and warranties of Seller set forth in this Agreement shall remain operative and shall survive for a period of two (2) years following the Closing Date and no action or claim based thereon shall be commenced after such period unless the factual basis of the claim or cause of action asserted in the action was first identified with reasonable clarity in a written notice delivered to Seller not later than two (2) years following the Closing Date.

                  (b) (i) Buyer represents and warrants to Seller as follows:

                          A. Buyer is a duly formed and validly existing
corporation under the laws of the Commonwealth of Pennsylvania.

                          B. Buyer has the full legal right, power, authority
and financial ability to execute and deliver this Agreement and all documents now or hereafter to be executed by it pursuant to this Agreement (collectively, the "Buyer's Documents"), to consummate the transactions contemplated hereby, and to perform its obligations hereunder and under Buyer's Documents.

                          C. This Agreement and Buyer's Documents have been duly
authorized by all requisite corporate action on the part of Buyer, and are the valid and legally binding obligations of Buyer, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, fraudulent conveyance and similar laws effecting the enforcement of contractual obligations.

                          D. This Agreement and Buyer's Documents do not and
will not contravene any provision of the articles and bylaws of Buyer, any judgment, order, decree, writ or injunction issued against Buyer, or any provision of any Laws applicable to Buyer. The consummation of the transactions contemplated hereby will not result in a breach or constitute a default or event of default by Buyer under any agreement to which Buyer or any of its assets are subject or bound and will not result in a violation of any Laws applicable to Buyer.

                          E. Buyer has no knowledge as of the date hereof of
pending actions, suits, proceedings or investigations to which Buyer is a party before any court or other governmental authority which is likely to have material adverse impact on the transactions contemplated hereby.

                      (ii) The representations and warranties of Buyer set forth in Section 6(b)(i) and elsewhere in this Agreement shall be true, accurate and correct in all material respects upon the execution of this Agreement, shall be deemed to be repeated on and as of the Closing Date (except as they relate only to an earlier date).

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         7. Employees.

                  (a) As used in this Section 7, "Employee" shall mean an employee of Seller or its affiliates, as applicable, whose principal duties involve working at the Property. All Employees and their respective dates of employment, job titles and base compensation are set forth on Schedule 7(a) hereto. "Hired Employee" shall mean each Employee who accepts Buyer's, the Partnership's or the then managing agent's, as applicable) offer of employment.

                  (b) On the Closing Date, Seller (or its affiliates, as applicable) shall terminate the employment of each of the Employees, and Buyer shall cause either Buyer, the Partnership or the then managing agent, to offer employment to each such Employee on an at-will basis and in accordance with Buyer's customary employment practices, policies and procedures. Notwithstanding the foregoing, nothing in this Agreement shall be deemed to require Buyer, the Partnership or the then managing agent, as applicable, to cause to be continued any Hired Employee's employment for a definite period, except pursuant to the provisions of any employment contract entered into by such party, as otherwise provided by Section 7(c).

                  (c) Buyer covenants and agrees that Buyer, the Partnership or the then managing agent, as applicable, shall not, for a period of 90 days following the Closing Date, effect any reductions in force among the Hired Employees other than reductions as a result of attrition, flexible staffing for seasonal or occupancy adjustments, or terminations for cause. After 90 days, Buyer may effect reductions in force and/or adjustments in compensation and/or benefits without restriction.

                  (d) Buyer covenants and agrees that Buyer, the Partnership or managing agent, as applicable, shall provide each Hired Employee with compensation and benefits reasonably comparable to his or her compensation and benefits from Seller as of the Closing Date; provided, however, benefits pursuant to plans need be no greater than benefits provided by Buyer to its own employees or to employees of an affiliate of Buyer similarly situated. In particular, Buyer covenants and agrees that Buyer, the Partnership and managing agent, as applicable, shall maintain the rental concessions offered to Hired Employees in the Property. Buyer covenants and agrees that Buyer, the Partnership or managing agent, as applicable, shall cause its health and disability insurance plans to waive any eligibility periods and pre-existing condition limitations for the Hired Employees and their eligible dependents provided such waivers are allowed by Law and the terms of Buyer's health and disability insurance plans, and may be made without cost to Buyer. Buyer covenants and agrees that Buyer, the Partnership or managing agent, as applicable, shall allow direct rollovers of all accounts of Hired Employees in any qualified employee benefit plan maintained by Seller which has received a favorable IRS determination letter, but only to the extent such rollovers are allowed by Law and the terms of Seller's and Buyer's benefit plans, and may be made without cost to Buyer. Buyer covenants and agrees that Buyer, the Partnership or managing agent, as applicable, shall honor the seniority (based, as of the Closing Date, on the time then worked by each Hired Employee during the then-most recent continuous full-time period of employment at his or her then-current employment location) for purposes of eligibility to participate in and vesting and payment of benefits under (but not for purposes of determining the amount of any benefit under) any employee benefit plan maintained by Buyer, the Partnership or managing agent, as applicable, to the extent the same may be done without cost to such party, and is allowed by Law and the terms of such plan.

                  (e) Seller shall be solely responsible for, and Buyer shall have no liability (subject to reimbursement from the Partnership therefor from Partnership's Operating Expenses to the extent required in the Management Agreement (as hereinafter defined)) with respect to: (i) all obligations to employees or former employees of Seller who were not Employees on the Closing Date; (ii) all obligations to Employees accruing before the Closing Date; (iii) all employee retirement, health, welfare or benefit plans and similar programs of Seller, whether or not relating to the apartment portfolio; and (iv) all obligations with respect to unemployment compensation and workers' compensation from claims arising out of the claimant's employment by any Seller or its affiliates.

                  (f) To the extent required by Law or any contractual obligations, on and after the Closing Date, Seller shall comply in all respects with the group health plan continuation coverage requirements of COBRA with respect to any Employee of Seller who does not become a Hired Employee (subject to reimbursement from the Partnership therefor from Partnership's Operating Expenses to the extent required in the Management Agreement).

                  (g) Except as set forth in Section 7(c), nothing contained in this Section 7 shall limit Buyer's management prerogatives with respect to the Hired Employees, or create a right of continued employment for any Hired Employee or create any right of action by any Hired Employee, any group of Hired Employees or any other third party, either jointly or severally, and no Employee shall be a third party beneficiary of this Agreement or have any rights against Buyer.

                  (h) The parties obligations under this Section 7 shall survive Closing.

         8. Conditions Precedent to Closing.

                  (a) Buyer's obligation to Close under this Agreement is subject to the fulfillment of each of the following conditions, subject, however to the provisions of Section 8(c):

                      (i) The representations and warranties of Seller contained herein shall be materially true, accurate and correct as of the Closing Date, it being understood that rent rolls, delinquency reports and financial statements, bearing a specific date are accurate as of such date only;

                      (ii) Seller shall have delivered all the documents and other items required by Section 9, and shall have performed in all material respects all other covenants, undertakings and obligations, and complied in all material respects with all conditions required by this Agreement to be performed or complied with by the Seller at or prior to the Closing; and

                      (iii) Title to the Property shall be as provided in this Agreement.

Buyer acknowledges and agrees that its obligation to perform under this Agreement is not contingent upon Buyer's ability to obtain, inter alia, any (A) governmental or quasi-governmental approval of changes or modifications in use, zoning or subdivision, (B) modification of any existing land use restriction,
(C) site plan approval or building permit, (D) consents to assignments of any Service Contracts, management agreements or other agreements which Buyer desires, or (E) financing.

                  (b) Seller's obligation under this Agreement to sell Seller's Partnership Interests to Buyer, is subject to the fulfillment of each of the following conditions, subject, however to the provisions of Section 8(c):

                      (i) the representations and warranties of Buyer contained herein shall be materially true, accurate and correct as of the Closing Date except to the extent they relate only to an earlier date;

                      (ii) Buyer shall have delivered the Purchase Price and other funds required hereunder and all the documents to be executed by Buyer set forth in Section 10, and shall have performed in all material respects all other covenants, undertakings and obligations, and complied in all material respects with all conditions required by this Agreement to be performed or complied with by Buyer at or prior to the Closing; and

                      (iii) on or prior to Closing Date, (A) Buyer shall not have applied for or consented to the appointment of a receiver, trustee or liquidator for itself or any of its assets unless the same shall have been discharged prior to the Closing Date, and no such receiver, liquidator or trustee shall have otherwise been appointed, unless same shall have been discharged prior to the Closing Date; (B) Buyer shall not have admitted in writing an inability to pay its debts as they mature; (C) Buyer shall not have made a general assignment for the benefit of creditors; (D) Buyer shall not have been adjudicated a bankrupt or insolvent, or had a petition for reorganization granted with respect to Buyer; and (E) Buyer shall not have filed a voluntary petition seeking reorganization or an arrangement with creditors or taken advantage of any bankruptcy, reorganization, insolvency, readjustment or debt, dissolution or liquidation Laws, or filed an answer admitting the material allegations of a petition filed against it in any proceedings under any such Laws, or had any petition filed against it in any proceeding under any of the foregoing Laws unless the same shall have been dismissed, cancelled or terminated prior to the Closing Date.

                  (c) In the event that any condition contained in Section 8(a) or (b) is not satisfied, the party entitled to the satisfaction of such condition as a condition to its obligation to close title hereunder shall have as its sole remedy hereunder the right to elect to (i) waive such unsatisfied condition, whereupon title shall close as provided in this Agreement without abatement of the Purchase Price, or (ii) terminate this Agreement pursuant to Sections 15(a) or (b) (as the case may be). If Closing occurs, Buyer and Seller shall be conclusively deemed to have waived the benefit of any remaining unfulfilled conditions set forth in Sections 8(a) or (b), respectively.

         9. Deliveries by Seller at Closing. At the Closing, Seller shall execute, acknowledge and/or deliver, as applicable, to the Buyer (or, as appropriate, Title Company), the following:

                      (i) (A) the original (or, if not in the possession or control of Seller, as the current manager of the Property, copies) of the existing certificate or certificates of occupancy for the Property; (B) all original (or, if not in the possession or control of Seller, as the current manager of the Property, copies of) permits issued for or with respect to the Property and all Leases, tenant files, plans and specifications. To the extent that the items listed in this subsection are located at the Property, such documents shall be made available to Buyer at such location and shall not be required to be delivered at Closing.

                      (ii) INTENTIONALLY DELETED

                      (iii) Any updated Schedules and documents Seller are required to provide pursuant to Section 6(a);

                      (iv) Termination of the Management Agreement Cambridge Hall Apartments, dated January 1, 2002, by and among PREIT-Rubin, Inc., PREIT, and Mid-Island Properties, Inc. with joinder by Seller (the "Management Agreement");

                      (v) An assignment of the Partnership Interests in form attached hereto as Exhibit C (the "Partnership Assignment").

                      (vi) An amendment to the fictitious name registration, if any, withdrawing Seller therefrom;

                      (vii) An Amended and Restated Partnership Agreement for the Partnership pursuant to which Seller withdraws from the Partnership.

                      (viii) A "FIRPTA" affidavit sworn to by Seller in the form of Exhibit D. Buyer acknowledges and agrees that upon Seller's delivery of such affidavit, Buyer shall not withhold any portion of the Purchase Price pursuant to Section 1445 of the Internal Revenue Code of 1986, as amended.

                      (ix) Duly completed and signed real estate transfer tax returns (if required for the transaction contemplated herein by the governmental authorities of the Commonwealth of Pennsylvania).

                      (x) An Assignment and Assumption of Service Contracts, in the form of Exhibit E ("Service Contracts Assignment"), assigning without warranty and representation beyond that made in this Agreement, all of Seller's right, title and interest, if any, in and to all assignable (without consent of any third party and without cost or expense to Seller) Service Contracts to Buyer or its nominee. Seller shall not assign any insurance policies for the Property that are in Seller's or its affiliates name(s) and shall not assign the Management Agreement.

                      (xi) All other documents Seller is required to deliver pursuant to the provisions of this Agreement or that Buyer reasonably requests in order to effectuate the sale of the Partnership Interests; provided, that such documents requested by Buyer do not impose any additional obligations on Seller.

         10. Deliveries by Buyer at Closing. At the Closing, Buyer shall execute, acknowledge and/or deliver, as applicable, to Seller (or, as appropriate, Title Company):

                      (i) Termination of the Management Agreement.

                      (ii) The Partnership Assignment.

                      (iii) An amendment to the fictitious name registration, if any, withdrawing Seller from the Partnership;

                      (iv) An Amended and Restated Partnership Agreement for the Partnership pursuant to which Seller withdraws from the Partnership.

                      (v) The Purchase Price, subject to apportionments, credits and adjustments as provided in this Agreement.

                      (vi) Duly completed and signed real estate transfer tax returns (if required for the transaction contemplated herein by the governmental authorities of the Commonwealth of Pennsylvania).

                      (vii) The Service Contracts Assignment, assuming all of Seller's right, title and interest, if any, in and to the Service Contracts.

                      (viii) All other documents Buyer is required to deliver pursuant to the provisions of this Agreement.

         11. Operation of the Property prior to the Closing Date. Between the date hereof and the Closing Date, the Property shall be operated, maintained, managed and insured in the same manner as it has been operated by the Partnership (and/or manager) prior to the date of this Agreement. Such operation and maintenance shall include, without limitation:

                  (a) The Partnership shall continue its existing capital expenditure programs in accordance with Schedule 11(a) for the Property; provided however except as shall be required to be made in the event an emergency, capital expenditures and capital improvements shall not be made with respect to the Property from and after the date here through the Closing Date, except and to the extent currently included in said capital expenditure program.

                  (b) The parties agree the Partnership shall not further encumber the Property or, except as contemplated in this Agreement, amend any of the Loan Documents.

         12. As Is; Release.

                  (a) Buyer acknowledges and agrees that the Property owned by the Partnership shall at Closing be "AS IS - WHERE IS, WITH ALL FAULTS," with no right of setoff or reduction in any Purchase Price based upon the condition thereof and Buyer, as purchaser of an interest in the Partnership that owns the Property, shall assume the risk of any and all adverse physical, environmental, economic or legal conditions, subject to the representations and warranties made by Seller in this Agreement or Seller's Documents. Except as expressly set forth in Section 6(a)(i) or elsewhere in this Agreement or Seller's Documents, neither Seller nor Seller's Representatives (as hereinafter defined) have or shall be deemed to have made any representations or warranties, express or implied, regarding the Partnership Interests, the Property or any matters affecting the Property, including without limitation the physical condition of the Property, title to or boundaries of the Property, pest control, soil conditions, the presence or absence, location or scope of any Hazardous Materials in, at, or under the Property, compliance with building, health, safety, land use or zoning Laws, other engineering characteristics, traffic patterns and all other information pertaining to the Property or with respect to any personal property located thereon. Buyer moreover acknowledges (i) that Buyer is a sophisticated buyer, knowledgeable and experienced in the financial and business risks attendant to an investment in real property and partnerships who own and operate the same and capable of evaluating the merits and risks of entering into this Agreement and purchasing the Partnership Interests, (ii) that Buyer has entered into this Agreement with the intention of relying upon its own knowledge of the Property and investigations of the physical, environmental, economic and legal condition of the Property, and (iii) that Buyer is not relying upon any representation or warranty concerning the Property made by Seller or Seller's Representatives other than as expressly set forth in Section 6(a)(i) or elsewhere in this Agreement or Seller's Documents. Seller shall not have any liability of any kind or nature for any subsequently discovered defects in the Property, whether such defects were latent or patent.

                  (b) Buyer or anyone claiming by, through or under Buyer hereby fully and irrevocably releases Seller and Seller's Representatives from any and all claims that it may now have or hereafter acquire against Seller or Seller's Representatives for any cost, loss, liability, damage, expense, action or cause of action, whether foreseen or unforeseen, arising from or related to any structural, engineering or environmental condition at the Property, including without limitation the presence or absence, location or scope of any Hazardous Materials in, at, or under the Property (whether patent, latent or otherwise) as of the Closing Date, except for claims against Seller based upon any obligations, indemnities and liabilities of Seller expressly provided in this Agreement. Buyer further acknowledges and agrees that this release shall be given full force and effect according to each of its expressed terms and provisions, including but not limited to those relating to unknown and suspected claims, damages and causes of action. As a material covenant and condition of this Agreement, Buyer agrees that in the event of any structural, engineering or environmental defects, errors or omissions, including without limitation the presence or absence, location or scope of any Hazardous Materials in, at, or under the Property, or any other conditions affecting the Property as of the Closing Date, Buyer shall not look to Seller for any redress or relief, except for claims against Seller based upon any obligations, indemnities and liabilities of Seller expressly provided in this Agreement.

                  (c) Buyer acknowledges and agrees that the provisions of this
Section 12 were a material factor in Seller's acceptance of the Purchase Price for the Partnership Interests and, while Seller has cooperated with Buyer, Seller is unwilling to sell its Partnership Interests unless Seller and Seller's Representatives are expressly released as set forth in Section 12(b).

                  (d) Buyer has inspected the Property, is thoroughly acquainted with and accepts its condition, subject to the express representations and warranties contained in this Agreement and Seller's Documents. It is understood that Buyer shall not be deemed to have audited any Leases or other records. Seller shall not be liable or bound in any manner by any oral or written "setups" or information pertaining to the Property furnished by Seller or Seller's Representatives.

                  (e) The provisions of this Section 12 shall survive the Closing or earlier termination of this Agreement.

         13. Broker.

         Buyer and Seller represent and warrant to each other that there is no broker with whom they have dealt in connection with the sale and purchase described herein. Buyer and Seller agree to indemnify, defend and hold the other harmless from and against any and all claims, causes of action, losses, costs, expenses, damages or liabilities, including reasonable attorneys' fees and disbursements, which the other may sustain, incur or be exposed to, by reason of any claim or claims by any broker, finder or other person, for fees, commissions or other compensation arising out of the transactions contemplated in this Agreement if such claim or claims are based in whole or in part on dealings or agreements with the indemnifying party. The obligations and representations and warranties contained in this Section 13 shall survive the Closing or earlier termination of this Agreement.

         14. INTENTIONALLY DELETED

         15. Remedies.

                  (a) If (A) Seller fails to complete Closing in accordance with the terms of this Agreement, or (B) Seller has otherwise breached any representation, warranty or covenant contained in this Agreement in any material respect and such breach is not cured within ten (10) days after written notice from Buyer to Seller specifying such default, then Buyer, as its sole remedies shall either (i) seek specific performance of Seller's obligations under this Agreement or (ii) terminate this Agreement by written notice to Seller, in which latter event the Deposit shall be returned to Buyer, this Agreement shall become null and void and, thereafter, neither party shall have any further rights, liabilities or obligations hereunder except as otherwise expressly provided herein.

                  (b) If (A) Buyer fails to complete Closing in accordance with the terms of this Agreement, or (B) Buyer has otherwise breached any representation, warranty or covenant contained in this Agreement in any material respect and such breach is not cured within ten (10) days after written notice from Seller to Buyer specifying such default, then Seller shall have the right to terminate this Agreement and as its sole and exclusive remedy, to retain the Deposit as liquidated and agreed damages.

         16. INTENTIONALLY DELETED.

         17. Indemnity.

                  (a) Buyer's Indemnity. Buyer hereby agrees to indemnify, defend and hold Seller and Seller's employees, representatives, agents, any partner, officer, director, employee, trustee, shareholder, principal, parent, subsidiary, affiliate or agent of Seller (collectively, "Seller's Representatives") harmless from and against all claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys' fees and disbursements) asserted against or incurred by Seller or Seller's Representatives in connection with or arising out of (i) any breach by Buyer or Partnership of the Service Contracts assigned to Buyer, if any, which occurs after the Closing, (ii) damage to property and injuries to third parties on the Property occurring after the Closing, (iii) liability under any Loan Documents or guaranty or indemnification executed by Seller under the Mortgage Loan arising and accruing from and after the Closing Date; and (iv) breach by Buyer of the covenants and obligations of Buyer pursuant to Section 7 hereof. Buyer's obligations under this Section 17(a) shall survive the Closing.

                  (b) Seller Indemnity. Seller hereby agrees to indemnify, defend and hold harmless Buyer and its successors and assigns and their respective employees, representatives, agents, partners, officers, directors, trustees, shareholders, principals, parents, subsidiaries and affiliates (collectively, "Buyer's Representatives") from and against all claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys fees and disbursements) asserted against or incurred by any of them in connection with or arising out of (i) INTENTIONALLY DELETED (ii) any claim by any Employee of Seller or any affiliates thereof who does not become a Hired Employee and/or any claim accruing before Closing by any Employee of any Seller or any affiliates thereof who becomes a Hired Employee; and (iii) any actions or proceedings listed in Schedule 6(a)(i)(L)(i) hereto. The provisions of this Section 17(b) shall survive Closing.

         18. INTENTIONALLY DELETED.

         19. Assignment

                  (a) This Agreement may be not assigned by Buyer except in strict accordance with this Section 19, and any assignment or attempted assignment by Buyer in violation of this Section 19 shall constitute a default by Buyer hereunder and shall be null and void. Buyer shall be entitled to assign its rights and obligations hereunder to any entity or entities consisting of Buyer and/or any entity which is controlled by, controls, or is under common control of or with Buyer and/or an equity investment partner and such assignee shall succeed to the rights and obligations of Buyer under this Agreement. No such assignment shall relieve Buyer from its obligations hereunder.

                  (b) Seller may consummate the transaction hereunder as a "like-kind exchange" under Section 1031 of the Internal Revenue Code of 1986, as amended, and Buyer agrees to cooperate with Seller, but at no expense to Buyer. In furtherance thereof, Seller shall have the right to assign all or any part of the benefits of this Agreement, but not Seller's obligations hereunder, to a "qualified intermediary," as defined in Treasury Regulation Section 1.1031(k)-1(g)(4).

         20. Access to Records; Tax Matters.

                  (a) For a period not to exceed one (1) year from and after Closing, Seller and Seller's Representatives shall be entitled to access during business hours to all Partnership related documents, books and records given to Buyer by Seller solely for tax and audit purposes, regulatory compliance, and cooperation with governmental investigations upon reasonable prior notice, and shall have the right, at the requesting party's sole cost and expense, to make copies of such documents, books and records in connection therewith. Buyer and Buyer's Representatives shall have the same rights for the same period of time with respect to documents, books and records of Seller that Buyer reasonably believes will be useful for the continuing operation of the Property.

                  (b) For a period not to exceed one (1) year from and after Closing, Buyer shall cooperate with the Seller and the Seller shall cooperate with Buyer fully as and to the extent reasonably requested in connection with the filing of tax returns solely as they relate to the Partnership. Within fifteen (15) days after written request from a party, the other party shall deliver its partnership tax return and any other related standard tax filing in its possession or control to the requesting party, which returns and filings shall be subject to Section 22. The provisions of this Section 20(b) shall survive the Closing and shall not be merged therein.

         21. Notices.

                  (a) All notices, elections, consents, approvals, demands, objections, requests or other communications which Seller or Buyer may be required or desire to give pursuant to, under or by virtue of this Agreement must be in writing and sent by (i) first class U.S. certified or registered mail, return receipt requested, with postage prepaid, or (ii) express mail or courier (for next business day delivery), or (iii) facsimile, with hard copy sent either the same or the next business day pursuant to subsections (i) or
(ii) above addressed or sent as follows:

         If to Seller:

                  c/o PREIT Services, LLC
                  The Bellevue, Third Floor
                  200 South Broad Street
                  Philadelphia, PA 19102
                  Attn: Jeffrey A. Linn
                  Facsimile No.: (215) 564-0240

         with a copy to:

                  PREIT Services, LLC
                  The Bellevue, Third Floor
                  200 South Broad Street
                  Philadelphia, PA 19102
                  Attention: Bruce Goldman, Esquire
                  Facsimile No.: (215) 546-7311

         and a copy to:

                  Clifford H. Swain, Esquire
                  Drinker Biddle & Reath LLP
                  One Logan Square
                  18th & Cherry Streets
                  Philadelphia, PA 19103-6996
                  Facsimile No.: (215) 988-2757

         If to Buyer:

                  c/o Kravitz Properties, Inc.
                  attn: Joshua E. Hyman
                  25 Washington Lane
                  Suite 4A
                  Wyncote, PA 19095


         with a copy to:
                  c/o Ron M. Donohue, Ph.D.
                  Hoyt Advisory Services
                  The Hoyt Center, Suite 300
                  760 US Highway One
                  North Palm Beach, FL 33408-4424
                  Facsimile No.: (561) 694-7629
         with a copy to:

                  Mark S. Blaskey, Esquire
                  Pepper Hamilton LLP
                  3000 Two Logan
                  Square 18th & Arch Streets
                  Philadelphia, PA 19103
                  Facsimile  No.: 215-981-4750

                  (b) Seller or Buyer may designate another addressee or change their address for notices and other communications hereunder by a notice given to the other parties in the manner provided in this Section 21. A notice or other communication sent in compliance with the provisions of this Section 21 shall be deemed given and received on (i) the third (3rd) day following the date it is deposited in the U.S. mail, or (ii) the first business day following the date it is delivered to an express mail provider or courier, or (iii) the day it is delivered if sent by facsimile before 5:00 p.m. local time on a business day and the required hard copy is also sent as provided herein.

         22. Confidential Information and Confidentiality.

                  (a) Except as hereinafter provided, neither Seller nor Buyer will release or cause or permit to be released any press notices or publicity (oral or written) or advertising promotion relating to, or otherwise announce or disclose or cause to permit to be announced or disclosed in any manner whatsoever, the terms, conditions or substance of this Agreement without first obtaining the written consent of the other party; provided, however if Buyer or Seller become legally obligated to disclose any confidential information or information other pertinent to the transaction contemplated hereby, each will give the non-disclosing party prompt and timely notice of such fact so that such party may obtain a protective order or other appropriate remedy concerning any such disclosure or waive compliance with the provisions of this Section 22. The disclosing party will cooperate fully with the non-disclosing party in connection with its efforts to obtain a protective order or other appropriate remedy. In the event the non-disclosing party is unable to obtain a protective order or other appropriate remedy with respect to the confidential information, the disclosing party shall have nevertheless used its best efforts to have the confidential information so required to be disclosed treated confidentially; provided, further, notwithstanding anything herein to the contrary, Seller shall have the right to make any disclosure (including public announcements) which Seller reasonably believes (following consultation with its counsel) is required by law or applicable rules of any securities exchange.

                  (b) The provisions of this Section 22 shall survive Closing or earlier termination of this Agreement.

         23. Mortgage Loan. Within thirty (30) days after the Closing Date, Buyer, shall, in compliance with the Loan Documents, notify Lender of the sale, transfer and assignment of the Partnership Interests to Buyer, as purchaser/assignee, and shall provide Lender with such documents and information as required by Lender in connection with such sale, transfer and assignment and any required assumption of the Loan Documents. In addition to and not in limitation of the foregoing, Buyer shall request and use commercially reasonable efforts (including but not limited to entering into any amendments to any Loan Documents, if any are requested by Lender) to obtain a release from Lender for Seller (and its affiliates) from all liability under any and all non-recourse carveouts, environmental indemnities and/or guarantees under any of the Loan Documents. Buyer shall pay all costs, expenses and fees, including legal fees, if any, imposed by Lender pursuant to the Mortgage Loan (or otherwise) for processing and for obtaining the release from Lender for Seller (and its affiliates) from all liability under any and all non-recourse carveouts, environmental indemnities or guarantees under any of the Loan Documents. The provisions of this Section 23 shall survive Closing.

         24. Miscellaneous.

                  (a) Until the Closing Date or earlier termination of this Agreement, Seller shall notify Buyer promptly after obtaining knowledge of any violation of any Laws or any litigation threatened or commenced which might materially affect any of the Property or Partnership Interests.

                  (b) This Agreement shall not be altered, amended, changed, waived, terminated or otherwise modified in any respect or particular, and no consent or approval required pursuant to this Agreement shall be effective, unless the same shall be in writing and signed by or on behalf of the party to be charged.

                  (c) Any and all representations and warranties contained in this Agreement or any Schedule or Exhibit attached hereto or any certificate, financial statement or report or other document delivered pursuant to this Agreement or in connection with the transactions contemplated hereby, and all covenants and agreements contained in this Agreement, unless otherwise expressly provided herein, shall not survive Closing;

                  (d) This Agreement shall be binding upon and shall inure to the benefit of the parties and to their respective heirs, executors, administrators, successors and permitted assigns.

                  (e) All prior statements, understandings, representations and agreements between the parties with respect to the purchase and sale of the Property, oral or written, are superseded by and merged in this Agreement, which alone fully and completely expresses the agreement between them in connection with this transaction and which is entered into after full investigation, neither party relying upon any statement, understanding, representation or agreement made by the other not embodied in this Agreement. This Agreement shall be given a fair and reasonable construction in accordance with the intentions of the parties. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendment, Schedule or Exhibit hereto.

                  (f) Buyer agrees not to sue or otherwise seek to enforce any personal obligation against any past, present or future trustee, shareholder, officer or employee of PREIT or PREIT LP with respect to any matters arising out of or in connection with this Agreement or the transactions contemplated hereby. The provisions of this section shall survive the Closing or earlier termination of this Agreement.

                  (g) Buyer and Seller mutually agree that, wherever this Agreement provides that Buyer or Seller must send or give any notice, make an election or take some other action within a specific time period or at a specific time in order to exercise a right or remedy they may have hereunder, time shall be of the essence with respect to the taking of such action, and either party's failure to take such action within the applicable time period or at such specific time shall be deemed to be an irrevocable waiver by such party of such right or remedy.

                  (h) No failure or delay of either party in the exercise of any right or remedy given to such party hereunder or the waiver by any party of any condition hereunder for its benefit (unless the time specified herein for exercise of such right or remedy has expired) shall constitute a waiver of any other or further right or remedy nor shall any single or partial exercise of any right or remedy preclude other or further exercise thereof or any other right or remedy. No waiver by either party of any breach hereunder or failure or refusal by the other party to comply with its obligations shall be deemed a waiver of any other or subsequent breach, failure or refusal to so comply.

                  (i) Neither this Agreement nor any memorandum thereof shall be recorded and any attempted recordation hereof shall be void and shall constitute a default hereunder. Buyer agrees to indemnify Seller against all costs, expenses and damages, including without limitation reasonable attorneys' fees and disbursements, incurred by Seller by reason of the filing by Buyer of this Agreement or any memorandum thereof. Notwithstanding anything to the contrary contained in this Agreement, the filing with or submission to any court of this Agreement in connection with any litigation shall not be a default hereunder.

                  (j) Delivery of this Agreement shall not be deemed an offer and neither Seller nor Buyer shall have any rights or obligations hereunder unless and until all parties have signed and delivered an original of this Agreement. This Agreement may be executed in one or more counterparts, each of which so executed and delivered shall be deemed an original, but all of which taken together shall constitute but one and the same instrument. A facsimile of a signature will have the same legal effect as an originally drawn signature.

                  (k) Each of the Exhibits and Schedules referred to herein and attached hereto is incorporated herein by this reference.

                  (l) The caption headings in this Agreement are for convenience only and are not intended to be a part of this Agreement and shall not be construed to modify, explain or alter any of the terms, covenants or conditions herein contained.

                  (m) This Agreement shall be interpreted and enforced in accordance with the laws of the Commonwealth of Pennsylvania without reference to principles of conflicts of laws.

                  (n) If any provision of this Agreement shall be unenforceable or invalid, the same shall not affect the remaining provisions of this Agreement and to this end the provisions of this Agreement are intended to be and shall be severable. Notwithstanding the foregoing sentence, if (i) any provision of this Agreement is finally determined by a court of competent jurisdiction to be unenforceable or invalid in whole or in part, (ii) the opportunity for all appeals of such determination have expired, and (iii) such unenforceability or invalidity alters the substance of this Agreement (taken as a whole) so as to deny either party, in a material way, the realization of the intended benefit of its bargain, such party may terminate this Agreement within thirty (30) days after the final determination by notice to the other. If such party so elects to terminate this Agreement, then this Agreement shall be terminated and neither party shall have any further rights, obligations or liabilities hereunder, except for the Surviving Obligations, and except that Buyer shall be entitled to a return of the Deposit.

                  (o) SELLER AND BUYER HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, UNCONDITIONALLY AND IRREVOCABLY WAIVE ANY RIGHT THEY MAY HAVE TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER ARISING IN TORT OR CONTRACT) BROUGHT BY THEM AGAINST THE OTHER ON ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT OR ANY OTHER DOCUMENT EXECUTED AND DELIVERED BY A PARTY IN CONNECTION HEREWITH (INCLUDING ANY ACTION TO RESCIND OR CANCEL THIS AGREEMENT OR ALLEGING THIS AGREEMENT WAS FRAUDULENTLY INDUCED OR IS OTHERWISE VOID OR VOIDABLE).

                  (p) This Agreement may be executed in any number of counterparts, each of which shall be an original, and such counterparts together shall constitute one and the same instrument.

                  (q) The parties hereto agree that a facsimile transmission of an executed counterpart of this Agreement shall have the same binding effect on the signatory as an executed and delivered original thereof. The parties hereto further agree, for confirmatory purposes only, to exchange copies of executed counterpart originals promptly after the aforesaid facsimile transmissions so that each party may have at least one (1) fully executed original hereof.

         IN WITNESS WHEREOF, this Agreement has been duly executed by the parties as of the day and year first above written.

                                    BUYER:

                                    MID-ISLAND PROPERTIES, INC.

                                    By: Joshua E. Hyman
                                        ----------------------
                                        Joshua E. Hyman
                                        President


                                    SELLER:

                                    PREIT ASSOCIATES, L.P.

                                    By: Pennsylvania Real Estate Investment
                                        Trust, its general partner

                                    By: Jonathan B. Weller
                                        ----------------------
                                        Jonathan B. Weller
                                        President